Exhibit 3(t)
CERTIFICATE OF INCORPORATION
OF A PRIVATE LIMITED COMPANY
Company No.     4113448
The Registrar of Companies for England and Wales hereby certifies that STRATOS GLOBAL HOLDINGS LIMITED is this day incorporated under the Companies Act 1985 as a private company and that the company is limited.
Given at Companies House, Cardiff, the 20th November 2000
/s/ [ILLEGIBLE]
For The Registrar Of Companies